Calculation of Filing Fee Tables

424(b)(3)

(Form Type)

National Rural Utilities Cooperative Finance Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)
Fees to Be Paid	Debt	Member Capital Securities, Series 2022	457(r)	$1,000,000	100%	$1,000,000	0.0000927	$0.00
	Total Offering Amount					$1,000,000
	Net Fee Due							$0.00

(1) An initial pricing supplement was filed and a fee of $92.70 was paid on August 16, 2022.